                                  EXHIBIT 99.1

[LOGO] MIIX

THE MIIX GROUP

NEWS RELEASE

                  THE MIIX GROUP ANNOUNCES FILING EXTENSION AND
                         SUBSTANTIAL RESERVE ADJUSTMENT


LAWRENCEVILLE, NJ, AUGUST 4, 2004 - The MIIX Group, Incorporated (OTC: MIIX) announced today that MIIX Insurance Company has obtained a further extension of the filing date for its 2003 annual audited financial report with the New Jersey Department of Banking and Insurance. The annual audited financial report will now be due on September 2, 2004. While the annual audited financial report has not yet been finalized, the report will show negative surplus as a result of a substantial reserve adjustment required principally because of continuing adverse developments in the Company's New Jersey physician and Pennsylvania hospital books. MIIX Group has engaged investment bankers to assist in the possible sale of the assets of MIIX Group.

Forward-Looking Statement

This news release contains forward-looking statements that are based on the Company's expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. In particular, the Company's recording of negative surplus will likely result in regulatory action, which will adversely affect the Company's ability to manage its runoff and to restructure its operations or sell its assets. These and other uncertainties and other factors are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, the Company having sufficient liquidity and working capital, the performance of the Company's investment portfolio, the Company's ability to manage claims, maintaining existing reinsurance agreements at reasonable terms, the Company's ability to diversify its product lines, the continued adequacy of the Company's loss and loss adjustment expense reserves, the Company's avoidance of any material loss on collection of reinsurance recoverables, adverse actions of applicable regulatory agencies, general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets, adverse judicial decisions and rulings, changes in domestic and foreign laws, regulations and taxes, effects of acquisitions and divestitures and various other factors. The words "believe," "expect," "anticipate,"

"project" and similar expressions identify forward-looking statements. The Company's expectations regarding future earnings, growth initiatives, underwriting, cost controls, adequacy of loss and loss adjustment expense reserves, and enhancing shareholder value depend on a variety of factors, including economic, competitive and market conditions which may be beyond the Company's control and are thus difficult or impossible to predict. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the Company's objectives or plans will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Allen Sugerman
Chief Financial Officer
(800) 234-MIIX, ext. 1311
asugerma@miix.com